CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                                    YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------------
EXCLUDING INTEREST ON DEPOSITS:                 1997         1996         1995         1994            1993
                                              ------       ------       ------       ------          ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                  3,468        3,435        4,110        5,906           6,324
     INTEREST FACTOR IN RENT EXPENSE             159          150          140          143             147
                                              ------       ------       ------       ------          ------
        TOTAL FIXED CHARGES                    3,627        3,585        4,250        6,049           6,471
                                              ------       ------       ------       ------          ------

INCOME:
     NET INCOME                                3,591        3,788        3,464        3,422 (A)       1,919 (B)
     INCOME TAXES                              2,131        2,285        2,121        1,189             941
     FIXED CHARGES                             3,627        3,585        4,250        6,049           6,471
                                              ------       ------       ------       ------          ------
        TOTAL INCOME                           9,349        9,658        9,835       10,660           9,331
                                              ======       ======       ======       ======          ======
RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS             2.58         2.69         2.31         1.76            1.44
                                              ======       ======       ======       ======          ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                         13,081       12,409       13,012       14,902          16,121
     INTEREST FACTOR IN RENT EXPENSE             159          150          140          143             147
                                              ------       ------       ------       ------          ------
        TOTAL FIXED CHARGES                   13,240       12,559       13,152       15,045          16,268
                                              ------       ------       ------       ------          ------

INCOME:
     NET INCOME                                3,591        3,788        3,464        3,422(A)        1,919(B)
     INCOME TAXES                              2,131        2,285        2,121        1,189             941
     FIXED CHARGES                            13,240       12,559       13,152       15,045          16,268
                                              ------       ------       ------       ------          ------
        TOTAL INCOME                          18,962       18,632       18,737       19,656          19,128
                                              ======       ======       ======       ======          ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS             1.43         1.48         1.42         1.31            1.18
                                              ======       ======       ======       ======          ======

(A) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1994 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS No. 112, "EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS", OF $(56) MILLION.
(B) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.